Exhibit (d)(53)(i)

AMENDMENT TO SUB-ADVISORY BETWEEN TRANSAMERICA ASSET

MANAGEMENT, INC. AND THOMPSON, SIEGEL & WALMSLEY LLC

THIS AMENDMENT is made as of January 4, 2013, to the Sub-Advisory Agreement dated February 28, 2011, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and Thompson, Siegel & Walmsley LLC (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:

See attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated February 28, 2011, as amended, is confirmed and remains in full force and effect.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

THOMPSON, SIEGEL & WALMSLEY LLC

By:	/s/ Horace P. Whitworth
Name:	Horace P. Whitworth
Title:	Co-Chief Executive Officer

Schedule A

FUNDS	INVESTMENT SUB-ADVISORY FEE *
Transamerica International Equity	0.40% of assets up to $250 million; 0.35% of the next $250 million; 0.325% of the next $500 million; and 0.30% of net assets in excess of $1billion
Transamerica International Small Cap Value	0.475% of the first $300 million; 0.45% over $300 million up to $750 million; and 0.40% over $750 million

*	As a percentage of average daily net assets on an annual basis.

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